Exhibit 8.1

September 24, 2021

Belpointe PREP, LLC
255 Glenville Road
Greenwich, Connecticut 06831

Ladies and Gentlemen:

We have acted as counsel to Belpointe PREP, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-11 (File No. 333-255424) (as amended and together with all exhibits thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company (the “Offering”) of up to $750,000,000 in Class A units representing limited liability company interests (the “Class A Units”) You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In connection with the opinions rendered in (a) and (b) below (collectively, the “Tax Opinion”), we have examined the following:

1.       the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.       the Company’s Certificate of Formation, filed with the Delaware Division of Corporations on January 24, 2020 (“Certificate of Formation”);

3.       the Amended and Restated Limited Liability Company Operating Agreement of Belpointe PREP, LLC, in the form attached as an exhibit to the Registration Statement;

4.       the representations and covenants made by the Company’s Chief Executive Officer in a certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”); and

5.       such other documents as we have deemed necessary or appropriate for purposes of this Tax Opinion.

In connection with the Tax Opinion, we have assumed, with your consent, that:

1.       each of the documents referred to above is authentic, if an original, or is accurate, if a copy, and has not been amended;

2.       the Company will operate in a manner that will make true and correct the factual representations and covenants contained in the Officer’s Certificate with respect to the Company’s qualification as a qualified opportunity fund (an “Opportunity Zone Fund”) pursuant to section 1400Z-2 of the Internal Revenue Code of 1986, as amended (the “Code”);

3.       the Company will not make any amendments to its formation documents after the date of this opinion letter that would adversely affect its qualification as an Opportunity Zone Fund for any taxable year;

4.       the statements and covenants in the Officer’s Certificate are true, complete, and correct and will remain true, complete and correct at all times up to and including the effective time of the Registration Statement; and

5.       no action will be taken by the Company after the date of this opinion letter that would have the effect of altering the facts upon which the Tax Opinion set forth below are based.

In connection with the Tax Opinion rendered below, we have also assumed the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Belpointe PREP, LLC September 24, 2021 Page 2 of 2

Based on the forgoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(a)       the Company is organized in a manner that will allow it to qualify as an Opportunity Zone Fund pursuant to section 1400Z-2 of Code, and the Company’s method of operation, as described in the Prospectus, if conducted as proposed, will enable it to satisfy the requirements for qualification as an Opportunity Zone Fund under the Code; and

(b)       the statements in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” to the extent they pertain to matters of law or legal conclusions, are correct in all material respects.

The Tax Opinion set forth above represents our conclusions based upon the documents, facts, representations, and assumptions referred to above, as of the date hereof. Any material amendments to such documents, changes in any significant facts, or inaccuracy of such representations or assumptions could affect the Tax Opinion. Moreover, the Company’s qualification as an Opportunity Zone Fund depends upon the Company’s ability to meet, for each taxable year, annual operating results, investment, gross income and other requirements imposed by the Code. We will not review on a continuing basis the Company’s compliance with these requirements, the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given tax year will satisfy the requirements for qualification as an Opportunity Zone Fund. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificate.

The foregoing Tax Opinion is based on current provisions of the Code, the Treasury Regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. Certain interpretations under the rules related to qualification as an Opportunity Zone Fund remain uncertain and unclear and are still developing. Where issues are not settled under the currently available authorities, the Tax Opinion set forth in this opinion letter reflects our best judgment regarding the resolution of such issues. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as an Opportunity Zone Fund. The foregoing Tax Opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “Service”) or the Treasury Department in Regulations or administrative interpretations issued in the future. In this regard, each of the opinions rendered in (a) and (b) above represents our best professional judgment with respect to the issue addressed therein and the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Service or the courts and is not a guarantee that the Service will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the Service.

The foregoing Tax Opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the Tax Opinion expressed herein after the date of this opinion letter. This opinion letter speaks only as of the date hereof. Except as provided in the next sentence, this opinion letter may not be distributed, quoted in whole or in part, or otherwise reproduced in any document. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Sugar Felsenthal Grais & Helsinger LLP

Belpointe PREP, LLC September 24, 2021 Page 3 of 3

/s/ Sugar Felsenthal Grais & Helsinger LLP